UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Lee Road, Suite 200

Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484) 324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.00001 par value	ACRS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Separation Agreement with Frank Ruffo

In connection with Mr. Ruffo’s previously announced retirement, on December 9, 2022, Aclaris Therapeutics, Inc. (the “Company”) and Mr. Ruffo entered into a Separation Agreement and General Release (the “Ruffo Separation Agreement”) containing a release of claims against the Company and the following separation benefits: (a) as set forth in Mr. Ruffo’s employment agreement, Mr. Ruffo will remain eligible for an annual bonus for his services in 2022 and be paid for all accrued salary and accrued, unused vacation as of December 31, 2022; (b) consummation of a consulting agreement by and between the Company and Mr. Ruffo (the “Consulting Agreement”) for services to be rendered by Mr. Ruffo for a period from January 1, 2023 through March 2, 2023 for aggregate consideration paid to Mr. Ruffo of $25,000; (c) continued vesting of all of Mr. Ruffo’s outstanding option and restricted stock unit awards for the duration of the Consulting Agreement; and (d) the extension of the exercise period for Mr. Ruffo’s vested options to December 31, 2023.

The foregoing description of the Ruffo Separation Agreement and the Consulting Agreement is not complete and is qualified in its entirety by reference to the Ruffo Separation Agreement and the Consulting Agreement, which the Company intends to file as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, INC.

	By:	/s/ Douglas Manion
Date: December 13, 2022		Douglas Manion President and Chief Operating Officer